
                                                           EXHIBIT 12

                    INDIANA GAS COMPANY, INC.
                    AND SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (In Thousands, Except Ratios)

                     Twelve Mos.
                       Ended            Fiscal Year Ended September 30
                      6/30/99     1998     1997(1)    1996     1995    1994

Earnings:
 Net income          $31,883    $30,883   $13,478   $38,630  $32,109  $34,596
   Income taxes       17,237     17,510     7,147    22,568   18,630   17,977
   Fixed charges
    (see below)       16,238     16,967    17,728    16,844   16,395   16,986
Total adjusted
    earnings         $65,358    $65,360   $38,353   $78,042  $67,134  $69,559


Fixed charges:
 Total interest
    expense          $15,907    $16,234   $16,774   $15,907  $15,530  $16,037
 Interest component
    of rents             331        733       954       937      865      949
Total fixed charges  $16,238    $16,967   $17,728   $16,844  $16,395  $16,986

Ratio of earnings
    to fixed
    charges              4.0        3.9       2.2       4.6      4.1      4.1


(1)Reflects the recording of restructuring costs in fiscal 1997 (see Note 3). Indiana Gas' ratio of earnings to fixed charges for 1997 before restructuring costs was 4.4.
